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ENTERED
07/01/2014

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In Re:	§	Chapter 11
	§	
DIGERATI TECHNOLOGIES, INC.,	§	Case No. 13-33264
	§	
Debtor.	§	

ORDER AUTHORIZING THE SALE OF 100% EQUITY INTERESTS OF DISHON DISPOSAL, INC. AND GRANTING RELATED RELIEF

(807)

Upon consideration of the *Agreed Order Confirming the Joint Plan of Reorganization Filed by Plan Proponents* (the "Confirmation Order") [Dkt. No 795], the chapter 11 plan confirmed thereby (the "Plan"), the *Order Approving Amended Bidding Procedures for the Auction of Hurley Enterprises, Inc. and Dishon Disposal, Inc.* (the "Bid Procedures") [Dkt. No. 807], *Trustee's Notice of Selection of Winning Bidder at Auction of Digerati's Equity Interests in Dishon Disposal, Inc. and Extension of Objection Deadline* [Dkt. No. 895] (the "Dishon Winning Bid Notice") filed by William R. Greendyke, trustee (the "Trustee" or "Seller") under the Hurley/Dishon Grantor Trust Agreement (the "Trust"); any arguments of counsel, objections, and other related filings; and the executed Stock Purchase Agreement ("SPA") evidencing a "Sale" of all equity interests in Dishon Disposal, Inc. (the "Dishon Equity Interests") attached hereto as **Exhibit A,**

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THE COURT HEREBY FINDS AND DETERMINES THAT:

A. Jurisdiction and Venue[1]

This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157 and 1334. This proceeding is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O), and this Court has Constitutional authority to enter a final judgment in this proceeding. Venue is proper in this District and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409. Additionally, jurisdiction over the Trust and the sale of the Dishon Equity Interests was specifically reserved under the Plan.

B. Final Order

This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004 and 6006, and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly (i) finds that there is no just reason for delay in the implementation of this Order and (ii) directs entry of judgment as set forth herein.

C. Statutory Predicates

The statutory predicates for the relief requested herein are sections 105(a), 363, 1123, 1141 and 1142 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001(c), 6004, and 9014.

D. Notice of Sale, Auction and Sale Hearing

As evidenced by the notices previously filed with this Court, proper, timely, adequate and sufficient notice of the sale of the Dishon Equity Interests and a reasonable opportunity to object or be heard with respect thereto, has been provided for and upon the parties, all in accordance

[1] The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Court at the Approval Hearing (defined below) in relation to the Motion are hereby incorporated herein to the extent not inconsistent herewith. To the extent that any of the following finds of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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with section 363 and 1123 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9006 and 9014.

The foregoing notice was good, sufficient and appropriate under the circumstances, and no other or further notice is required.

F. Good Faith of Purchaser

Buckhorn Disposal, LLC as "Purchaser" is not an "insider" of the Digerati Technologies, Inc. (the "Debtor"), neither as that term is defined in section 101(31) of the Bankruptcy Code nor due to any pre-existing relationship with or to the Debtor or any Debtor affiliated party. The Purchaser, its affiliates and its respective representatives have proceeded in and are purchasing the Dishon Equity Interests in good faith and have proceeded in good faith in all respects in connection with this proceeding in that: (a) the Purchaser recognized that the Debtor was free to deal with any other party interested in acquiring the Dishon Equity Interests; (b) the Purchaser complied with the provisions in the Bid Procedures to the extent applicable to the Sale; (c) the Purchaser agreed to subject its bid to competitive bidding; (d) all payments to be made by the Purchaser in connection with the Sale have been disclosed; (e) no common identity of directors or controlling stockholders exists between the Purchaser and the Debtor; (f) the negotiation and execution of the SPA was at arm's length and in good faith; (g) the Purchaser in no way induced or caused the chapter 11 filing of the Debtor; and (h) the Purchaser has not acted in a collusive manner with any person. The transition services, non-compete agreement and structure of the payments have been fully disclosed and are customary in transactions of this size and nature and do not change or alter the court's findings.

The Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to the full protection of that provision.

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G. **Corporate Authority**

The Trustee has (i) full power and authority to execute the SPA, (ii) has all of the power and authority necessary to consummate the Sale, (iii) has taken all the power and authority necessary to authorize and approve the SPA and the Sale and (iv) no consents or approvals, other than those expressly provided for in the SPA, are required to consummate such Sale.

H. **Highest or Best Offer**

The Purchaser's bid for the Dishon Equity Interests, as memoralized in the SPA, constitutes the highest and/or best offer received for the Dishon Equity Interests. The auction (the "Auction"), held on June 19, 2014, proceeded as noticed with two qualified bidders—the Purchaser, asserting an initial $12,000,000 cash bid, and Terry Dishon, as credit bidder. The Auction opened with announcement of the Buckhorn bid. Terry Dishon then announced a credit bid of $12,250,000. Buckhorn then countered with a bid of $27,000,000. No further bids were received at the Auction.

At the Auction, the Trustee adhered to the applicable Auction procedures set forth in the Bid Procedures and generally conducted the Auction in conformance with the Bid Procedures. The Trustee and the Debtor engaged in a reasonable and appropriate marketing of the Dishon Equity Interests. Potential bidders had a full, fair and reasonable opportunity to submit bids. The Auction afforded a full, fair and reasonable opportunity for any qualified bidder to make a higher or otherwise better offer to purchase the Dishon Equity Interests. The Trustee duly noticed the Auction and conducted the Auction in a non-collusive, fair and good faith manner. At the Auction, the Purchaser was selected as the successful bidder for the Dishon Equity Interests. The Trustee has determined, pursuant to his business judgment (with the advice of his counsel and the Debtor's retained investment banker, Gilbert Herrera, and in consultation with

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counsel for the Terry Dishon and the Debtor), that the SPA constitutes the highest and/or best offer for the Dishon Equity Interests.

I. **Business Justification**

The Plan requires the sale of the Dishon Equity Interests, and this sale is in furtherance of the provisions of the Plan.

J. **No Fraudulent Transfer**

The consideration provided by the Purchaser pursuant to the SPA for the purchase of the Dishon Equity Interests constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and under the laws of the United States, any state, territory possession or the District of Columbia. The Purchaser is not a mere continuation, nor is it holding itself out as a mere continuation, of any of the Debtor or its estate and there is no continuity between the Purchaser and the Debtor. The Sale does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtor.

The SPA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code, under the laws of the United States, any state, territory, possession, the District of Columbia or any foreign country. Neither the Trustee, the Debtor, Terry or Lucy Dishon (the "Dishons"), nor the Purchaser (nor any of their affiliates) are entering into the transactions contemplated by the SPA fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims.

K. **Validity of Transfer**

The transfer of the Dishon Equity Interests to the Purchaser will be a legal, valid and effective transfer of the Dishon Equity Interests, and will vest the Purchaser with all right, title

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and interest of the Debtor, by and through the Trust, to the Dishon Equity Interests, free and clear of all liens, claims, encumbrances, leases and all other interests pursuant to section 363 of the Bankruptcy Code.

L. Section 363(f) is Satisfied

The Dishon Equity Interests constitute property of the Debtor's estate and title thereto is currently vested in the Trust pursuant to the Plan with certain undefined interest revesting in the reorganized Debtor pursuant to the Plan. The Trustee may sell the Dishon Equity Interests free and clear of all liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, and transfer restrictions under any agreement in each case, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed (collectively, the "Interests") and adverse claims, except as provided in the SPA and related documents because one or more of the standards set forth in section 363(f)(1)-(5) and 1123 of the Bankruptcy Code has been satisfied with regard to each such Interest or adverse claim. The transfer of the Dishon Equity Interests to the Purchaser on the Closing Date will be a legal, valid and effective transfer of the Dishon Equity Interests, and will vest the Purchaser with all right, title and Interests of the Trustee and the Debtor in and to the Dishon Equity Interests free and clear of all liens, claims, leases, encumbrances and all other Interests.

Those holders of liens, claims, encumbrances or interests in, to or against the Dishon Equity Interests who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented thereto pursuant to section 363(f) of the Bankruptcy Code. Any

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such holders of liens, claims, encumbrances or interests in, to or against the Dishon Equity Interests, and those holders of liens, claims, encumbrances or interests in, to or against the Dishon Equity Interests who did object, if any, and whose objections have not yet been resolved by final order of the Court, are adequately protected by and through operation of the Plan confirmed in this case.

The Purchaser would not have entered into the SPA and would not consummate the Sale, except as otherwise provided in the SPA, if it were not free and clear of all Interests of any kind or nature whatsoever, or if the Purchaser would, or in the future could, be held liable for any of the Interests.

N. Compelling Circumstances for an Immediate Sale

The Trustee has articulated compelling circumstances for approval of the SPA and the Sale. The Sale is necessary to effectuate the Plan and to preserve and maximize the going concern value of the Dishon Equity Interests. The Trustee has made a good and sufficient showing that the Sale must occur within the time constraints set forth in the SPA. Time is of the essence in consummating the Sale.

O. Legal and Factual Bases

The legal and factual bases set forth in the Plan establish just cause for the relief granted herein.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. **Sale.** The Sale described in the Dishon Winning Bid Notice and SPA, as authorized by the Confirmation Order, Plan, and Bid Procedures, is GRANTED to the extent set forth herein.

2. **Objections.** All objections to the Sale that have not been withdrawn, waived or settled as announced to the Court at the Approval Hearing[2] or by stipulation filed with the Court, and all reservations of rights included therein, are hereby overruled on the merits, except as may be provided in other orders of the Court.

3. **Approval of the SPA.** The SPA and all other ancillary documents, all of the terms and conditions thereof, and the Sale are hereby approved.

4. Pursuant to sections 363 and 1123, 1141 and 1142 of the Bankruptcy Code, the Trustee is authorized and directed to take any and all actions necessary or appropriate to (i) consummate the Sale to the Purchaser pursuant to and in accordance with the terms and conditions of the SPA and this Order, (ii) close the Sale as contemplated in the SPA and this Order, and (iii) execute and deliver, perform under, consummate, implement and close fully the transactions contemplated by the SPA, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the SPA and the Sale. The Purchaser, Trustee and the Debtor shall have no obligation to close the Sale except on the terms provided in the SPA.

5. This Order and the SPA shall be binding in all respects upon the Trustee, the Debtor and its bankruptcy estate, all creditors of the Debtor (whether known or unknown), holders of equity interests in the Debtor, any holders of liens, claims, leases, encumbrances or any other Interests against or on all or any portion of the Dishon Equity Interests, the Purchaser, any non-Debtor affiliates if any, the Dishons, and any successor and/or assign of the foregoing, and any subsequent trustee or fiduciary appointed under the Bankruptcy Code or otherwise, and shall not be subject to rejection. This Order and the SPA shall inure to the benefit of the Trustee,

2 The term Approval Hearing shall mean the hearing held to consider approval of the Dishon Winning Bid Notice.

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the Debtor, its estate, its creditors, the Dishons, and the Purchaser, including any successors and assigns of the foregoing.

6. The automatic stays imposed by section 362 and 524 of the Bankruptcy Code are modified solely to the extent necessary to implement the provisions of the SPA and this Order.

7. **Transfer of the Dishon Equity Interests.** Pursuant to sections 105, 363, 1123, 1141, 1142 and 1146 of the Bankruptcy Code, and the terms of the Plan the Trustee is authorized to transfer the Dishon Equity Interests to the Purchaser. Upon the Closing Date, the Purchaser shall take title to and possession, ownership, direction and control of the Dishon Equity Interests, and such transfer shall constitute an unconditional legal, valid, binding and effective transfer of the Dishon Equity Interests and shall be free and clear of all liens, claims, leases, encumbrances and all other Interests of any kind, with all such liens, claims, leases, encumbrances and all other Interests to attach to the net proceeds of the Sale as set forth in the Plan, expressly subject to the Dishon Plan Carve Out (as defined in the Plan) and the tax reserve, if any, set forth at section 3.3 of the Plan, with the same validity, priority, force and effect that they now have against the Dishon Equity Interests, subject to any claims and defenses that the Debtor and its estate may possess with respect thereto.

8. Except as expressly permitted or otherwise specifically provided by SPA or this Order, all person(s) holding liens, claims, encumbrances and all other interests in or to the Dishon Equity Interests arising under or out of, in connection with, or in any way relating to the Trustee, Debtor or the Dishon Equity Interests, prior to the transfer of the Dishon Equity Interests to the Purchaser, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchaser or its successors or assigns, its property, or the Dishon Equity

Interests, such person(s)' liens, claims, encumbrances and all other interests in the Dishon Equity Interests.

9. On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Dishon Equity Interests to the Purchaser. Each and every federal, state, local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the SPA. Because this transfer and sale are taking place pursuant to the terms of the Plan, it is exempt from state and local transfer tax, if any, pursuant to section 1146 of the Bankruptcy Code. All persons are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor, by and through the Trust, to sell and transfer the Dishon Equity Interests to the Purchaser in accordance with the terms of the SPA and this Order. A certified copy of this Order may be filed with the appropriate clerk and/or recorded with the recorder to act to cancel the liens, claims, encumbrances and all other interests of record.

10. Except as otherwise provided in the SPA, the Dishon Equity Interests shall be sold, transferred and delivered to Purchaser on an "as is, where is" or "with all faults" basis.

11. If any person that has filed statements or other documents or agreements evidencing liens, claims, encumbrances and all other interests in or to the Dishon Equity Interests shall not have delivered to the Trustee prior to the closing of the Sale, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens, claims, encumbrances and all other interests which the person has or may assert with respect to the Dishon Equity Interests, the Trustee is hereby

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authorized and directed, and the Purchaser is hereby authorized, to execute and file such statements, instruments, releases and other documents on behalf of such person with respect to the Dishon Equity Interests.

12. This Order is and shall be binding upon and govern the acts of all persons, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments; and each of the foregoing persons is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the SPA.

18. **Free and Clear.** Except as otherwise provided for in the SPA, on the Closing Date, all then-existing or thereafter arising liabilities, claims, Interests and liens (other than those that may be created in favor of Purchaser under the SPA) of, against or created by Seller or Digerati Technologies, Inc., to the fullest extent permitted by section 363, 1124 and 1141 of the Bankruptcy Code, shall be fully released from and with respect to the Dishon Equity Interests and thereupon shall attach to the Purchase Price, as set forth in the Plan and expressly subject to the Dishon Plan Carve Out and the tax reserve, if any, set forth at section 3.3 of the Plan, with the same force, effect, validity, enforceability, and priority as such Seller Liabilities, Claims, Interests and Liens had attached to the Dishon Equity Interests as of the Closing Date.

19. Except as set forth in the SPA, the Sale will not subject the Purchaser to any liability for any Interests whatsoever, including, without limitation, statutory claims, that any of the foregoing parties or any other third party may have against the Debtor with respect to the

operation of the Debtor's business prior to the closing of the Sale or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, in any theory of law or equity including, without limitation, any laws affecting antitrust, successor, transferee or vicarious liability. All persons and entities asserting or holding any Interests in or with respect to the Dishon Equity Interests (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), howsoever arising, shall be forever barred, estopped, and permanently enjoined from asserting, prosecuting or otherwise pursuing such Interests against the Purchaser. Subject to the Interests attaching to the proceeds of the Sale, this Sale Order shall be effective as a determination that, as of the Closing, all Interests of any kind or nature whatsoever existing as to the Dishon Equity Interests prior to the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected.

20. Following the Closing, no holder of an Interest in the Dishon Equity Interests shall interfere with the Purchaser's title to or use and enjoyment of the Dishon Equity Interests. Each and every federal, state, and local governmental agency, recording office or department and all other parties, persons or entities is hereby directed to accept for recordation this Sale Order, and any and all documents or instruments necessary or appropriate to effectuate the transactions contemplated by this Sale Order and the SPA, as conclusive evidence of the free and clear and unencumbered transfer of title to the Dishon Equity Interests conveyed to the Purchaser.

22. **Surrender of Dishon Equity Interests.** All entities who are presently, or who as of the Closing may be, in possession of, or have the title to, some or all of the Dishon Equity Interests hereby are directed to surrender possession of and transfer title to the Dishon Equity

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Interests to the Purchaser, by and through the Trust, as of the Closing. On the Closing and subject to the Interests attaching to the proceeds of the Sale as provided for in this Sale Order, each of the Debtor's creditors is authorized to execute such documents and take all other actions as may be reasonably necessary to release its Interests in the Dishon Equity Interests, if any, as such Interests may have been recorded or may otherwise exist.

23. **No Successor Liability.** The Purchaser is not a "successor" to the Debtor or its estate by reason of any theory of law or equity, and the Purchaser shall not assume, nor be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtor and/or its estate, with respect to the Dishon Equity Interests or otherwise, including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of liability except for the assumption of any liability expressly provided for in the SPA and any documents related thereto. The purchase of the Dishon Equity Interests by the Purchaser or any of its affiliates will not cause the Purchaser or any of its affiliates to be deemed a successor in any respect to the Debtor or to incur any liability derived therefrom within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including, without limitation, filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtor's liability under such law, rule or regulation or doctrine. Nothing in this order is intended, nor shall it be deemed, to preclude the National Labor Relations Board or any court from finding that the Purchaser is subject to a successor collective bargaining obligation under the National Labor Relations Act resulting from that Purchaser's actions after consummation of the Sale.

24. The Purchaser has given substantial consideration under the SPA, which consideration shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchaser and which shall be deemed to have been given in favor of the Purchaser by all holders of liens, claims, leases, encumbrances, and all other Interests against the Debtor, or the Dishon Equity Interests. Upon consummation of the Sale, the Purchaser shall not be deemed to (a) be the successor to the Debtor, (b) have, *de facto* or otherwise, merged with or into the Debtor, or (c) be a mere continuation or substantial continuation of the Debtor.

25. Notwithstanding the foregoing, nothing in this Order or the SPA releases, nullifies, or enjoins the enforcement of any liability to a governmental unit under police and regulatory statutes or regulations (including, but not limited to, environmental laws or regulations) and any associated liabilities for penalties, damages, cost recovery, or injunctive relief that any entity would be subject to as the owner, lessor, lessee, or operator of the property after the date of entry of this Order. Nothing contained in this Order or in the SPA shall in any way diminish the obligation of any entity to comply with environmental laws. Nothing in this paragraph should be construed to (a) create for any governmental unit or any other party any substantive right that does not already exist under applicable law or (b) deem any Purchaser as the successor to the Debtor under any state law successor liability doctrine with respect to any liabilities under environmental laws or regulations for penalties for days of violation prior to the entry of this Order.

26. **Good Faith/No Collusion.** The transactions contemplated by the SPA are undertaken by the Purchaser without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal

of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale, unless such authorization and consummation of the Sale is duly and properly stayed pending such appeal. The Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code. The consideration provided by the Purchaser for the Dishon Equity Interests under the SPA is fair and reasonable and the Sale may not be avoided under section 363(n) of the Bankruptcy Code.

27. **Back-Up Bidder.** In the event the Purchaser fails to close and consummate the Sale, the Trustee shall sell the Dishon Equity Interests to Terry Dishon (the "Back-Up Bidder") in accordance with the terms of the SPA (as may be non-substantively modified by the parties) and the Bid Procedures without any further order of the Court, and all references in this Order to the Purchaser shall in all respects be understood to refer to the Back-Up Bidder.

28. **Use of Sale Proceeds.** All proceeds from the consummation of the Sale shall be distributed pursuant to the Plan and the Trust.

30. **Binding Order.** This Order and the SPA shall be binding on and govern the acts of all persons and entities, including, without limitation, the Trustee, the Debtor, the Purchaser, the Back-Up Bidder, their respective successors and permitted assigns, including, without limitation, any trustee appointed in a chapter 7 case, and all creditors of the Debtor (whether known or unknown), including the conduct of all such federal, state, and local government agencies or departments, including any filing agents, filing officers, title agents, recording agencies or offices, secretaries of state, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise

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record or release any documents or instruments, or who may be required to report or insure any title in or to the Dishon Equity Interests.

31. Nothing contained in any order of any type or kind entered in (i) the Debtor's chapter 11 cases, or (ii) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the SPA or the terms of this Order.

32. **Order Immediately Effective.** Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), this Order shall be effective immediately upon entry and the Trustee and Purchaser are authorized to close the Sale immediately upon entry of this Order, notwithstanding any otherwise applicable waiting periods.

34. **Bulk Law.** No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale.

35. **Non-Severability.** The provisions of this Order are non-severable and mutually dependent. The failure specifically to include any particular provision of the SPA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the SPA be authorized and approved in their entirety.

36. **Modification.** The SPA and any related agreements, documents or other instruments may be modified, amended, or supplemented by the parties thereto, in writing signed by both the Purchaser and Seller, expressly stating that such instrument is intended to amend, modify or supplement the SPA, any related agreements, documents or other instruments, and in accordance with the terms thereof, without further order of this Court. Provided, however, that in the event any modification is a material modification, the Trustee shall consult with the Dishons and Debtor (as reorganized) before executing any such modification; and if consensus among the Trustee, on one hand, and the Dishons and Debtor, on the other, cannot be reached,

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any party may file appropriate pleadings with the Court and seek resolution of the matter on an expedited basis, as permitted by the Court.

37. **Time Periods.** All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

38. **Governing Documents.** To the extent that this Order is inconsistent with any prior order or pleading in this chapter 11 case, the terms of this Order shall govern. To the extent there are any inconsistencies between the terms of this Order and the SPA, the terms of this Order shall control.

39. **Retention of Jurisdiction.** The Court shall retain jurisdiction to, among other things, interpret, implement and enforce the terms and provisions of this Order and the SPA, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtor and/or the Trustee are a party, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale.

DATE: July 1, 2014

SO ORDERED:

HONORABLE JEFF BOHM
CHIEF UNITED STATES BANKRUPTCY JUDGE

TRUE COPY I CERTIFY
ATTEST:
DAVID J. BRADLEY, Clerk of Court
By J. Gonzalez
Deputy Clerk

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EXHIBIT A

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STOCK PURCHASE AGREEMENT

by and among

Buckhorn Disposal, LLC
("***Buyer***")

and

Hurley/Dishon Grantor Trust, the sole shareholder of the Company
("***Seller***"),

June 27, 2014

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "***Agreement***") is dated as of June 27, 2014 ("***Effective Date***"), by and among Buckhorn Disposal, LLC, a Delaware limited liability company, or its permitted assignee ("***Buyer***") and the Hurley/Dishon Grantor Trust, a Texas trust (the "***Seller***"), which is the sole shareholder of Dishon Disposal, Inc., a North Dakota corporation (the "***Company***"). Unless otherwise defined, capitalized terms used in this Agreement have the meanings specified in ARTICLE 7.

RECITALS:

WHEREAS, the authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share ("***Company Stock***") of which 4,166.66 shares have been issued and are outstanding, all of which is owned by Seller; and

WHEREAS, on May 30, 2013, Digerati Technologies, Inc. initiated a bankruptcy case under Case Number 13-33264-H4-11 ("***Bankruptcy Case***") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "***Bankruptcy Court***"); and

WHEREAS, on April 4, 2104, the Bankruptcy Court entered an Agreed Order (the "***Confirmation Order***") [Docket No. 795] confirming the Joint Plan of Reorganization Filed by Plan Proponents (the "***Plan***") [Docket No. 769]; and

WHEREAS, pursuant to the Plan, Confirmation Order and Hurley/Dishon Grantor Trust Agreement executed on or about April 10, 2014 (the "***Trust Agreement***"), the Hurley/Dishon Grantor Trust was created to, among other things, effectuate the sale of the Shares and William R. Greendyke was appointed as trustee thereof (the "***Trustee***") to, among other things, oversee the sale of the Shares; and

WHEREAS, on April 17, 2014, the Bankruptcy Court entered an Order Approving Amended Bidding Procedures for the Auction of Hurley Enterprises, Inc. and Dishon Disposal, Inc. (the "***Bid Procedures***") [Docket No. 807]; and

WHEREAS, pursuant to the Plan and Confirmation Order, and subject to Bankruptcy Court approval, Seller desires to sell the Shares to Buyer for the purchase price and upon the terms and conditions described herein; and

WHEREAS, Buyer wishes to acquire the Shares on such terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties and covenants contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer the Shares free and clear of all liens, claims and Encumbrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan.

1.2 Purchase Price; Earnest Money.

(a) The purchase price for the Shares (the "***Purchase Price***") shall be $27,000,000, provided that as of the Closing Date, none of the representations of the Terry and Luci Dishon (together, the "***Dishons***"), as more particularly set forth in **Schedule A** hereto, or of the Seller, are untrue or incorrect in any material respect, and all of the covenants or commitments of the Dishons, as more particularly set forth in **Schedule A,** and of the Seller, have been fully performed or will be performed simultaneously with the Closing.

$23,000,000 of the Purchase Price, less the Earnest Money (as defined herein), less any interest accrued on the Earnest Money, less any adjustment pursuant to Section 1.2(d) or 1.2(e), shall be paid by Buyer in immediately available funds to Seller at Closing. $4,000,000 of the Purchase Price shall be paid by Buyer at the Closing by delivery to the Trustee of an unsecured promissory note issued by Buyer, and guaranteed by the Company, and payable to Terry Dishon (the "***Promissory Note***") that provides for four $1,000,000 payments with such payments being payable one, two, three and four years after the Closing, no interest and subordinated to Buyer's bank debt. The issuance of such promissory note shall be conditioned upon Terry Dishon's execution and delivery of a subordination agreement in favor of Buckhorn's lender in form and substance commercially reasonably requested by Buyer and such lender.

(b) Buyer has deposited $2,000,000.00 as earnest money (the "***Earnest Money***"), in the Trustee's trust account. If Closing occurs, Buyer's Earnest Money (including all interest accrued thereon) shall be applied against the cash portion of the Purchase Price due at the Closing.

(c) If the Closing does not occur (other than as a result of Buyer's breach of its obligation hereunder to close in accordance with this Agreement), the Earnest Money shall be returned or paid to Buyer, whereupon Seller shall thereafter have no further contingent rights, title or interests in or to any portion of any such amounts.

(d) If, at the Closing, Included Assets Less Included Debt is less than the Included Assets Less Included Debt reflected on the June 19, 2014 balance sheet previously provided by the Dishons to Buyer by $450,000 or more, then the Purchase Price shall be reduced by the amount by which such shortfall exceeds $450,000; provided, however, if the parties hereto do not agree on the amount of such adjustment, the differences between each party's reasonable estimates shall be paid into escrow to be

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held by the Trustee, and such differences shall be determined by a mutually agreed upon CPA or audit firm. As a matter of clarification, the June 19, 2014 balance sheet reflects under item 1010 $3,032,862.90 (which includes $1,032,862.90 in cash and a $2,000,000 earnest money deposit deposited with Seller). In accordance with Section 4.6, since such earnest money deposit will be returned to the Company, that $2,000,000 earnest money deposit will be included in Assets Less Included Debt as of the Closing.

(e) In addition, if there are any obligations of the Company (whether then due or in the future) relating to the water equipment relating to the sludge disposal business (whether for lease payments, under a service agreement, management fees or otherwise), Perfect Circle Water Systems, LLC, Special Waste Management Services, LLC or any other parties, then the Promissory Note shall be reduced in the amount of such liabilities and obligations, as reasonably determined in good faith by Buyer. As a matter of clarification, there will not be any adjustment pursuant to this Section 1.2(e) because of the existing loan on the water equipment (Acct. 2413 on the Company's June 19, 2014 balance sheet) or because of non-monetary obligations in the Johnson County, Texas litigation. As further clarification, this Section 1.2(e) is not a covenant or guaranty by Terry Dishon.

In the event of any adjustment pursuant to either or both of Sections 1.2(d) or (e), notwithstanding Section 1.2(a), all references in this Agreement to Purchase Price shall mean the Purchase Price as adjusted pursuant to either or both of Section 1.2(d) or (e).

1.3 The Closing. The closing of the purchase and Sale of the Shares (the "***Closing***") will take place at the law offices of Fulbright & Jaworski, LLP in Houston, Texas, commencing at 10:00 a.m., prevailing Central time, on or before either (as applicable, the "***Closing Date***"): (A) July 18, 2014, if (i) such date has been approved by the Bankruptcy Court, (ii) the Bankruptcy Court has approved the Transactions, and (iii) all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares have been satisfied or waived by the Parties (other than conditions with respect to actions the respective Parties will take at the Closing itself), and if such conditions have not been met, then the Closing Date shall be extended; or (B) if July 18, 2014 has not been approved by the Bankruptcy Court, then Closing shall occur on the fifth (5th) business day following (i) Bankruptcy Court approval of the Sale and (ii) the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself); or (C) such other date as Buyer and the Seller may mutually determine.

1.4 Deliveries at the Closing. At the Closing:

(a) Seller will deliver to Buyer:

(i) Stock certificates evidencing the Shares, free and clear of Encumbrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan, duly endorsed in blank or accompanied by stock powers or other instruments of

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transfer duly executed in blank and with all required stock transfer tax stamps affixed; and

(ii) Such other customary closing certificates as Buyer shall reasonably request.

(b) Buyer will deliver to Seller:

(i) Payment of the unpaid balance of the cash portion of the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(ii) Seller shall have received a certificate of a duly authorized officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iii) The Promissory Note, in a form acceptable to Buyer and Terry Dishon; and

(iv) Such other customary closing certificates as Seller shall reasonably request.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION

2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement with respect to Seller and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).

(a) Status of Seller. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, Seller is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization

(b) Power and Authority; Enforceability. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, Seller is an entity that has the relevant entity power and authority to execute and deliver each Transaction Document to which Seller is a party, subject to Bankruptcy Court approval, and to perform and consummate the Transactions. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Seller's obligations thereunder, and the consummation of the Transactions. Each Transaction

Document has been duly authorized, executed, and delivered by, and is Enforceable against Seller upon Bankruptcy Court approval of the Sale.

(c) No Violation. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, the execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the Transactions by Seller will not, to the best of Seller's Knowledge, (i) Breach any Law or Order to which such Seller is subject or, any provision of its Organizational Documents, (ii) Breach any Contract, Order, or Permit to which such Seller is a party or by which such Seller is bound or to which such Seller's assets are subject, or (iii) require any Consent other than approval by the Bankruptcy Court.

(d) Brokers' Fees. Upon closing, Seller is required to pay compensation, subject to Bankruptcy Court approval, to Gilbert Herrera and Herrera Partners as financial advisors with respect to the Transactions. The Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

(e) Sale Free and Clear. Pursuant to the Plan and Confirmation Order, and subject to Bankruptcy Court approval, Seller is entitled to sell the Shares free and clear of all liens, claims and Encumbrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan. Accordingly, upon consummation of the Closing, the Buyer shall have acquired and will own good and marketable title to the Shares, which Shares shall represent all the issued and outstanding Equity Interests in the Company, free and clear of all liens, claims and other Encumbrances, and there shall then exist no outstanding options to acquire any Equity Interests in the Company, or any outstanding securities convertible into or exercisable for Equity Interests in the Company.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).

(a) Entity Status. Buyer is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formulation, or organization. There is no pending or, to the Knowledge of Buyer, Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

(b) Power and Authority; Enforceability. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer's obligations thereunder, and the

consummation of the Transactions. Each Transaction Document to which Buyer is party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer.

(c) No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent.

(d) Brokers' Fees. The Buyer does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

(e) Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Purchase Price and consummate the transactions contemplated by this Agreement.

(f) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's Knowledge, Threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation; and (b) it did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Company, or the completeness of any information provided in connection therewith.

ARTICLE 3
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Effective Date and the Closing:

3.1 General. Each Party will use its best efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE 5).

3.2 Notices and Consents. Seller will give any notices to third parties, and will use its reasonable efforts to obtain any third party Consents, that Buyer reasonably may request. Each Party will give any notices to, make any filings with, and use its reasonable efforts to

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obtain any Consents of the Bankruptcy Court, other Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions, including in connection with the matters referred to in Sections 2.1(c) and 2.2, and will use such Party's reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Authority to the Transactions.

3.3 Full Access. Prior to Closing, Seller and the Company shall each use its reasonable efforts to afford to Buyer and its representatives reasonable access to and the right to inspect, review, and make copies, as appropriate, of Company's assets, properties, books, contracts, commitments, and records, view its physical properties, and communicate with its key employees, customers, and suppliers on a basis reasonably satisfactory to Buyer, but in no event in a manner that will unreasonably interfere with any material operations of the Company. Seller shall furnish or use its reasonable efforts to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other documents and information related to the business and properties of Company as Buyer or its representatives may from time to time reasonably request, but in no event in a manner that will unreasonably interfere with any material operations of the Company. In addition, prior to Buyer contacting any employee, customer or supplier to the Company, Buyer will obtain the express written consent of Seller and the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

3.4 Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.1 to be inaccurate as of the date of this Agreement or the Closing Date or any condition to Buyer's obligation to close to not occur. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties in Section 2.2 to be inaccurate as of the date of this Agreement or the Closing Date or any condition to Seller's obligation to close to not occur. No disclosure by any Party pursuant to this Section 3.4 shall be deemed to prevent or cure any misrepresentation or Breach of warranty or covenant.

3.5 Operation of the Business of Company. Between the date of this Agreement and the Closing Date, except with the prior written consent of Buyer not to be unreasonably withheld, Seller shall use reasonable efforts to cause Company and its representatives to: (a) conduct the business of Company in the ordinary course of business; (b) use its reasonable efforts to preserve the current business organization of Company, use its reasonable efforts to keep available the services of the current officers, employees, and agents of Company, and use its reasonable efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company; (c) confer with Buyer concerning operational matters of a material nature; and (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Company. Between the date of this Agreement and the Closing Date, Seller shall use reasonable efforts to cause Company not to, without the prior consent of Buyer, (i) dividend or distribute any property from the Company except for such dividends and distributions as are required by Article 6.7 of the Plan and those previously agreed to regarding the budget approved by the Bankruptcy Court relating thereto; (as a matter of clarification, nothing in this Section 3.5 shall prohibit the payment by the Company of attorneys' fees) (ii) (A) increase the annual level of

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compensation payable or to become payable by Company to any of its directors, officers, or employees, (B) grant any bonus, benefit, or other direct or indirect compensation to any director, officer, or employee, (C) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition, or similar agreement (or amend any such agreement) to which Company is a party or involving a director, officer, or employee of Company, except for Terry and Luci Dishon entering into such agreements with Buyer; (iii) make or rescind any material election relating to Taxes, settle or dismiss any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by the Code or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent audited financial statements or Tax Returns, as applicable; (iv) take any action or omit to take any action that would cause the Company not to be in compliance with any Legal Requirements or any Licenses or Permits, (v) subject any of the assets of the Company to any additional Encumbrance; (vi) acquire any material properties or assets (except for the Water Treatment Unit), or sell, assign, license, transfer, convey, lease, or otherwise dispose of any assets of the Company, except as in the ordinary course of business; (vii) cancel (except with respect to Contracts or agreements between the Company and Perfect Circle Water Systems, LLC and/or Special Waste Management Services, LLC or related Persons), or compromise any material debt or claim or waive or release any material right of Company (except with regarding to the Contracts or agreements between the Company and Perfect Circle Water Systems, LLC and/or Special Waste Management Services, LLC or related Persons); (viii) enter into any commitment for capital expenditures in excess of $20,000; (ix) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; (x) engage in any transaction with any officer, director, employee or Affiliate of Company, except as in the ordinary course of business; (xi) other than in the ordinary course of business, modify, amend, terminate, or reject any Company Contract, except the Company may terminate the Contracts between the Company and Perfect Circle Water Systems, LLC and/or Special Waste Management Services, LLC or related Persons; (xii) agree to do anything prohibited by this Section 3.5; (xiii) take any affirmative action, or fail to take any reasonable action within their or its control, that would cause any of the representations and warranties not to be true at and as of the Closing Date.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

4.1 General. In case at any time after the Closing and prior to the termination or dissolution of the Seller any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense. Seller acknowledges and agrees that after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial

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data of any sort relating to the Company. Buyer shall, however, provide all reasonably necessary financial information and supporting documentation to, or reasonable access to such information and documentation by, Digerati Technologies, Inc., as reorganized debtor and prior owner of the Company Stock, such that it may complete its fiscal year audit and reviews for the period beginning August 1, 2013, through the Closing Date.

4.2 Dispute Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

4.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Company to Buyer from and after the Closing.

4.4 Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

4.5 Tax Returns; Withholding. Seller agrees with Buyer that Seller will hold $2 million from the Purchase Price in escrow, or if prior to Closing, Buyer's good faith estimated possible tax liabilities of the Company (whether as part of the consolidated group with Digerati Technologies, Inc. or otherwise) exceeds $2 million, then such amount reasonably determined, in good faith, shall be withheld form the Purchase Price in escrow (the "Tax Reserve"). Except as set forth in the next sentence, the Trustee shall only release all or any part of such Tax Reserve (x) to pay taxes applicable to income tax liabilities attributable to the Company's operations, or (y) to Terry Dishon upon both (i) filing of all applicable federal and state tax returns (and payment of amounts due thereon) for Digerati Technologies, Inc. (and, to the extent applicable, the Company) for all periods during which the Company was part of the consolidated group (in accordance with tax allocation agreements signed by each member of the consolidated group), such approval not to be unreasonably withheld, and (ii) with respect to federal income taxes (which return shall be filed in accordance with Section 505 of the Bankruptcy Code), until (A) 60 days after each IRS determination request has been made (unless the IRS selects such return for audit in which case clause (B) shall be applicable), (B) 180 days after such determination request (unless the IRS makes an assessment within that period, in which case clause (C) shall be applicable), or (C) upon payment to the IRS of such assessed amounts (or such other amount as the IRS agrees to take in settlement, or a court of competent jurisdiction determines). Seller further agrees that unless (i) all federal and state tax income tax returns for all periods during

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which the Company was part of Digerati Technologies, Inc.'s consolidated group have been filed on or before September 15, 2015 (the "Filing Date") and all taxes due with respect thereto have been paid (in accordance with tax allocation agreements signed by each member of the consolidated group), and (ii) Buyer has been provided with copies of all of such tax returns and such other information as Buyer requests to enable it to confirm that such tax returns were properly prepared and that all applicable taxes have been paid, then on the Filing Date, the Seller shall deliver the Tax Reserve to Buyer (less any amounts previously released by it to pay applicable federal and state income taxes), and any remaining portion of the Tax Reserve not needed to pay such taxes shall be immediately refunded by Buyer to Terry Dishon.

4.6 Terry Dishon Deposit. The $2 million earnest money deposit provided by Terry Dishon to enable him to credit bid at the auction was from the funds of the Company. Seller agrees that, as such, promptly after the Closing such earnest money deposit will be returned to the Company.

ARTICLE 5
CLOSING CONDITIONS

5.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) The Bankruptcy Court shall have entered a Sale Order and such Sale Order shall have become a Final Order.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Section 2.1 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Dishons shall have executed agreements upon mutually agreeable terms reflecting the agreements set forth on Schedule A.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by the Trustee, that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(e) Buyer shall have received a certificate from the Trustee authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(f) Between the Effective Date and the Closing Date, no Material Adverse Change to the Company has occurred.

(g) Digerati Technologies, Inc. shall have agreed, (a) in accordance with Section 505(b)(2) of the Bankruptcy Code to submit a tax return to the IRS covering the consolidated group of which the Company is a part, covering all periods during which the Company was part of such consolidated group (including the sale of the Shares) and any other tax permitted by Section 505(b)(2), and (b) to submit all applicable state income tax returns (and Seller shall have used its reasonable efforts to get Digerati Technologies, Inc. to agree that all of such federal and state income tax returns would reflect allocation of taxable income and/or loss among each entity within the consolidated group in accordance with written agreements executed by management of the respective entities) and to take the position on such tax returns that any gain reflected thereon is offset by Digerati Technologies, Inc.'s net operating losses, if any, and that no amounts are payable to the IRS in connection with submission of such tax returns.

(h) All agreements between the Company and Perfect Circle Water Systems, LLC and/or Special Waste Management Services, LLC or related Persons shall have terminated, the Company shall have no obligations to either of those entities or related Persons, and Buyer shall have received evidence thereof reasonably satisfactory to it.

(i) Buyer shall have received Digerati Technologies, Inc.'s and the Company's tax returns and other tax-related information, all information relating to Digerati Technologies, Inc.'s NOL and the status on any disputes with the IRS relating thereto, all information relating to any ongoing audits or disputes with the IRS or any state taxing authorities, signed tax allocation agreements, if any, of each member of the consolidated group for each year and any other information to allow Buyer to determine Digerati Technologies, Inc.'s and the Company's possible tax liabilities.

(j) The Dishons shall have, prior to the Closing, executed and delivered a 2-year Non-competition and Non-solicitation Agreement in form acceptable to Buyer and a 1-year transition services agreement in form mutually agreeable by the parties thereto.

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5.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 2.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(d) Seller shall have received a certificate of a duly authorized officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Buyer shall have delivered to Seller cash in an amount equal to the unpaid balance of the cash portion of the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by Seller.

(f) Buyer shall have delivered to Seller the Promissory Note.

ARTICLE 6
TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing; provided, however, that the Dishons, the Company, and Digerati Technologies, Inc., as reorganized, have been consulted by the Parties prior to such termination;

(b) Buyer or Seller may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to the Expiration Date;

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(c) Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if either: (i) Seller has Breached any covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any Breach); or (ii) at the Closing, any conditions precedent contemplated hereunder to Buyer's obligation to proceed to Closing has not been materially satisfied (or waived by Buyer); and

(d) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if either (i) Buyer has Breached any covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any Breach); or (ii) at the Closing, any condition precedent contemplated hereunder to Seller's obligation to proceed to Closing has not been duly satisfied in Seller's sole but reasonable discretion (or waived by Seller in writing, in Seller's sole discretion).

6.2 Effect of Termination.

(a) If this Agreement is terminated under Section 6.1(a), then all further obligations of the Parties under this Agreement will terminate after the Earnest Money has been returned to Buyer.

(b) If this Agreement is terminated under Section 6.1(b), then the Earnest Money shall be returned to Buyer.

(c) If Buyer terminates this Agreement pursuant to Section 6.1(c), then Buyer's sole remedy shall be the return of the Earnest Money.

(d) If Seller terminates this Agreement pursuant to Section 6.1(d), and if all of Buyer's conditions of closing have been satisfied, but Buyer Breaches its obligation to close then Seller's sole remedy shall be retention of the Earnest Money (together with any interest accrued thereon); otherwise the Earnest Money shall be returned to Buyer. Notwithstanding any other provision in this Agreement, the sole and exclusive remedy of Seller for a Breach of this Agreement by Buyer shall be to terminate this Agreement when permitted pursuant to Section 6.1(d) and to retain the Earnest Money when permitted pursuant to this Section 6.2(d).

ARTICLE 7
DEFINITIONS

"Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

"Affiliate" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term "control" means possession,

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directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise.

"Agreement" is defined in the preamble to this Agreement.

"Bankruptcy Case" means the bankruptcy case of Digerati Technologies, Inc., initiated on May 30, 2013 under Case No. 13-33264-H4-11, pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division in which the Bankruptcy Case is pending.

"Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

"Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

"Buyer" is defined in the preamble to this Agreement.

"Closing" is defined in Section 1.3.

"Closing Date" is defined in Section 1.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" is defined in the preamble to this Agreement.

"Company Stock" is defined in the recitals to this Agreement.

"Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

"Contract" means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

"Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock option plan, severance agreement, employment contract, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements, whether or not subject to ERISA, that the Company sponsors, maintains, or contributes to, or to which the Company has any Liability thereunder.

"Encumbrance" means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, lien, claim, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Enforceable" a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

"Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any securities convertible into or exchangeable for their equity ownership).

"Expiration Date" means August 31, 2014.

"Final Order" means a Sale Order no longer subject to appeal, or if appealed, such appeal is no longer pending.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Included Assets Less Included Debt" means (a) all assets on the balance sheet of Dishon Disposal, Inc. (a sample of which is attached hereto as Exhibit A, but not including Fixed Assets (a/c's 1600-1690) or Long-Term Receivable due from Clearwater, Inc. (a/c 1730), less (b) all liabilities on the balance sheet less Income Tax Payable (a/c 360)). The parties hereto expressly agree that any costs associated with construction of cell two located at the disposal site shall not be placed on any balance sheet and will be capitalized after Closing by Buyer.

"Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) any individual who is serving, or who, has at any, time served, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity), or (ii) any employee who is charged with or who has at any time been charged with, responsibility for a particular area of the

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Company's operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

"Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code (including the United States Bankruptcy Code and the Code), rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.

"Liability" means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Material Adverse Change (or Effect)" means a change or effect, prior to Closing, in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, or business (including, without limitation, any change or effect caused by, arising from, or relating to acts of terrorism or war (whether or not declared), or by interruption of utilities or other public or commercial products or services, or any negative development regarding the Company's anticipated efforts to procure all necessary Permits for the anticipated expansions of the existing disposal facilities, whenever occurring (whether before or after the Effective Date, but prior to Closing), which materially impairs the ability of the Person in question to conduct its operations except on a temporary basis, or materially impairs its business, operations, value, financial condition or prospects. Notwithstanding the forgoing, any change, development, or conveyance relating to or arising out of the use, title to or operations of the water equipment shall not be considered a Material Adverse Change (or Effect).

"Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the relevant Person and its Subsidiaries in the industry in which the relevant Person and its subsidiaries does business.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, shareholders agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Parties" means the Buyer and the Seller.

"Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

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"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

"Purchase Price" is defined in Section 1.2.

"Sale" means the sale by Seller of the Shares of Company Stock in the Company, which constitutes all of the outstanding Company Stock in the Company.

"Sale Order" means an order of the Bankruptcy Court pursuant to Sections 363 and 1146(c) of the Bankruptcy Code, which is not subject to a stay pending appeal and is in form and substance reasonably acceptable to Buyer, approving the sale of the Shares to Buyer and all of the applicable terms and conditions hereof and authorizing the parties hereto to consummate the transactions contemplated hereby that is in form reasonably satisfactory to Buyer. Without limiting the generality of the foregoing, unless Buyer waives a particular requirement, such order shall (A) find, among other things, that (i) Buyer acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code, (ii) Buyer is a valid and good faith buyer within the meaning of section 363(n) of the Bankruptcy Code, and (iii) this Agreement was negotiated, proposed, and entered into by the parties without collusion, in good faith and from arm's length bargaining positions; and (B) provide, among other things, that (i) the Shares shall be transferred to Buyer free and clear of all Encumbrances and claims; (ii) Buyer will not be liable for any Liabilities (including any Tax Liabilities) of Digerati Technologies, Inc., and (iii) the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, the Seller, Digerati Technologies, Inc. or any chapter 7 or chapter 11 trustee of Digerati Technologies, Inc..

"Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right.

"Seller" is defined in the preamble to this Agreement.

"Shares" means the 4,166.66 shares of common stock of Company, which constitute all of the outstanding shares of Company.

"Tax" means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, including pursuant to Treas. Reg. Section 1.1502-6 or any analogous or similar applicable state, local or foreign Tax Law, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

Case 13-33264 Document 905-1 Filed in TXSB on 06/30/14 Page 20 of 28

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

"Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Transactions" means all of the transactions contemplated by this Agreement, including (a) the Sale of the Shares by Seller to Buyer and Buyer's delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, and (c) the performance by Buyer and Seller of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

"Transaction Documents" means this Agreement and any document necessary to effectuate the Transactions.

ARTICLE 8
MISCELLANEOUS

8.1 Entire Agreement. This Agreement, together with any exhibits and schedules hereto (if any), and the certificates, documents, instruments, and writings that are delivered pursuant hereto and any other Transaction Documents, collectively constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. All representations, warranties and covenants made by the parties hereto shall survive the execution and delivery of this Agreement and the Closing.

8.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors. If a Seller is an entity and if the principal business, operations, or a majority or substantial portion of the assets of such Seller are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and in addition such Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

8.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to (i) one or more of its Affiliates, (ii) any purchaser of all the Equity Interests of Buyer or all or substantially all of the assets of Buyer, (iii) the surviving entity of any merger or other business combination to which Buyer is, directly or indirectly, a party, or (iv) a lender (collateral

Case 13-33264 Document 905-1 Filed in TXSB on 06/30/14 Page 21 of 28

assignment) to Buyer or any of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

8.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below and shall be deemed duly given when received or if it is sent by registered or certified mail, return receipt requested, postage prepaid, then on the earlier of when received or three business days after it is sent:

If to Buyer:

Buckhorn Disposal, LLC
5613 DTC Parkway, Suite 800
Greenwood Village, CO 80111
Attn: Gary Ebel
Tel: (720) 242-9853
Fax: (720) 974-9057

Copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 2500
Dallas, TX 75201
Attn: Lawrence B. Goldstein
Tel: (214) 999-4564
Fax: (214) 999-3564

Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, TX 77002-5011
Attn: John P. Melko
Tel: (713) 276-5727
Fax: (713) 276-6727

Case 13-33264 Document 905-1 Filed in TXSB on 06/30/14 Page 22 of 28

If to Seller:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Attn: William Greendyke
John Cornwell
Mark Worden
Tel: (713) 977-8686
Fax: (713) 977-5395

Copy to (which shall not constitute notice):

Cokinos, Bosien & Young
1221 Lamar, 16th Floor
Houston, TX 77010
Attn: Craig Power
Tel: (713) 535-5500
Fax: (713) 535-5533

Hoover Slovacek, LLP
5847 San Felipe, Suite 2200
Houston, Texas 77057
Attn: Ed Rothberg
Tel: (713) 977-8686
Fax: (713) 977-5395

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5 Specific Performance. Seller acknowledges and agrees that Buyer would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, Seller agrees that Buyer will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

8.6 Time. Time is of the essence in the performance of this Agreement.

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8.7 Counterparts; Electronic Signatures and Electronic Exchange of Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b) The delivery of a copy of any document (including a Transaction Document) bearing the handwritten signature of a Party, by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in the form of a computer file in portable document format, or by any other electronic means that preserves the original graphic and pictorial appearance of the document, will have the same effect as would physical delivery of the paper document bearing such Party's original signature. In addition, the delivery by electronic means as described in the foregoing sentence or by any other means of a copy of a signature page of any document (including a Transaction Document) which signature page bears the handwritten signature of a Party, when accompanied by written instructions or confirmation (delivered by such electronic or other means) that such delivery of the copy of the signature page is intended to evidence such Party's execution of and intent to be legally bound by such document, will have the same effect as would physical delivery of the paper document bearing such Party's original signature, and that such Transaction Documents and other documents delivered in accordance with this Section 8.7(b) be legally binding and Enforceable to the same extent as if delivered physically on paper.

(c) The foregoing provisions of this Section 8.7 shall not be interpreted in any way to permit the execution of any document by an "electronic signature" (such as an electronic or digital sound, symbol, process, password, electronic identification number, security code and the like) or by any other form of signature other than a handwritten signature delivered physically on paper or by electronic means as described and in accordance with this Section 8.7.

8.8 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

8.10 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

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8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

8.14 Incorporation of Exhibits, Annexes, Schedules and other Transaction Documents. The exhibits, annexes, and schedules identified in this Agreement, if any, and any other Transaction Documents are incorporated herein by reference and made a part hereof.

8.15 Dispute Resolution. If any dispute arises out of or otherwise respecting this Agreement or the Transactions that the Parties cannot mutually resolve within a reasonable amount of time, then such dispute shall be submitted to the Bankruptcy Court for resolution.

[SIGNATURE COUNTERPARTS FOLLOW ON NEXT PAGES]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Seller:
Hurley/Dishon Grantor Trust

By: William Greendyke
Name: William R. Greendyke, as trustee
Title: Trustee

Buyer:

Buckhorn Disposal, LLC

By: Gary Ebel
Name: Gary Ebel
Title: CEO

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SCHEDULE A

REPRESENTATIONS AND AGREEMENTS BY LUCI DISHON AND TERRY DISHON

Luci Dishon, individually, and Terry Dishon, individually (the "***Dishons***") shall make the following representations and are amendable to entering into the following agreements, in connection with the sale of Dishon Disposal, Inc.:

I. The Dishons, individually, own real property essential to the business operations of Dishon Disposal, Inc., being those certain two tracts, each 40 acres, delineated by real estate tax identification numbers 58-153-03-00-19-060 and 58-153-03-00-30-015, respectively. The Dishons agree to convey, without receipt of any consideration from Buyer, other than the Purchase Price, such property and any other real property used in the Business (such real property to be designated by a map agreed to between Buyer and the Dishons) that is either in the name of either or both of the Dishons or in any entity in which either or both of them have an interest, by one or more special warranty and/or gift deeds to the Company, simultaneous with the Closing on the Closing Date.

II. To the extent that the Dishons, individually, own or maintain in their individual names permits, licenses, certificates, approvals, consents, notices, waivers, franchises, registrations, filings, accreditations, or other similar authorizations required by any law or governmental authority essential to the operation of the Company, they agree to transfer or convey to the extent they may legally do so, and without receipt of any consideration from Buyer other than the Purchase Price, or cooperate in the transfer or conveyance of such items to the Buyer upon the Closing. To the extent such items are maintained in the names of others, then the Dishons, individually, agree to provide reasonable cooperation and assistance in the transfer and conveyance of such items to the Buyer.

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Exhibit A

:41 AM

Basis

Dishon Disposal, Inc.
Balance Sheet
As of June 19, 2014

	Jun 19, 14
ASSETS	
Current Assets	
Checking/Savings	
1000 · Cash & Cash Equivalents	
1010 · ASB #9174251	3,032,862.90
1020 · Savings #20041362	8,275.40
1090 · FIB CD #112848	1,175,000.00
Total 1000 · Cash & Cash Equivalents	4,216,138.30
Total Checking/Savings	4,216,138.30
Accounts Receivable	
1200 · Accounts Receivable	3,462,282.25
Total Accounts Receivable	3,462,282.25
Other Current Assets	
1225 · Allowance for Doubtful Accounts	-66,755.00
1250 · Unbilled Revenue	1,176,831.23
Total Other Current Assets	1,110,076.23
Total Current Assets	8,788,496.78
Fixed Assets	
1600 · Fixed Assets	
1610 · Equipment	5,528,865.97
1620 · Land	1,324,642.00
1630 · Vehicles	386,931.00
1640 · Office Equipment	29,340.08
1660 · Land Improvements	140,453.70
1690 · Accumulated Depreciation	-2,512,717.68
Total 1600 · Fixed Assets	4,897,515.17
Total Fixed Assets	4,897,515.17
Other Assets	
1700 · Long Term Receivables	
1730 · A/R - Clearwater Inc	107,512.73
1740 · Bond - State of ND	100,000.00
Total 1700 · Long Term Receivables	207,512.73
1750 · Deferred Income Taxes	27,469.00
1900 · Site Closure Restricted Funds	
1925 · ASB -Post Closure #8222118	267,800.00
1080 · ASB CD #1935	10,564.97
Total 1900 · Site Closure Restricted Funds	278,364.97
Total Other Assets	513,346.70
TOTAL ASSETS	14,199,358.65
LIABILITIES & EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
2000 · Accounts Payable	204,060.08
Total Accounts Payable	204,060.08

Case 13-33264 Document 905-1 Filed in TXSB on 06/30/14 Page 28 of 28

:41 AM

Basis

Dishon Disposal, Inc.
Balance Sheet
As of June 19, 2014

		Jun 19, 14
Other Current Liabilities		
2400 · Note Payables		
2401 · WF- genset ($3022.26) 4.98%	54,071.68	
2402 · Komatsu - D85PX (8,540.71)0%	247,680.49	
2406 · John Deer Finance-($968.75)-0%	10,312.50	
2410 · Equipment Refinance(11,424.66)	385,697.09	
2411 · Komatsu -Excavator (4166.66)0%	162,500.06	
2412 · Komatsu - Loader ($3,434.38) 0%	144,243.72	
2416 · FIB (222997-04) - (Gorder Land)	840,014.36	
Total 2400 · Note Payables		1,844,519.90
360 · Income Tax Payable		1,137,242.64
Total Other Current Liabilities		2,981,762.54
Total Current Liabilities		3,165,822.60
Long Term Liabilities		
2325 · Site Closure Est Liability		
2350 · Site Closure Disposal Liability	360,000.00	
Total 2325 · Site Closure Est Liability		360,000.00
2413 · Equipment $21,190.71		651,280.73
2414 · First Intl Bank ($5,000.00)		200,650.00
2415 · KF-D65 Dozer -$9275.00		408,100.00
Total Long Term Liabilities		1,620,030.73
Total Liabilities		4,805,853.33
Equity		
3010 · Capital Stock		4,187.00
3020 · Dividend		-798,427.00
3200 · Retained Earnings		7,736,763.35
Net Income		2,563,620.72
Total Equity		9,506,144.07
TOTAL LIABILITIES & EQUITY		14,311,997.40